Exhibit 99.1

Charles River Announces Fourth-Quarter and Full-Year 2009 Results and Provides 2010 Guidance

– Fourth-Quarter Sales of $295.4 Million and Full-Year 2009 Sales of $1.2 Billion –

– Fourth-Quarter GAAP Earnings per Share of $0.27 and Non-GAAP Earnings per Share of $0.49 –

– Full-Year GAAP Earnings per Share of $1.74 and Non-GAAP Earnings per Share of $2.38 –

– 2010 Guidance of GAAP EPS Between $1.57-$1.77 and Non-GAAP EPS Between $2.20-$2.40 –

WILMINGTON, Mass.--(BUSINESS WIRE)--February 8, 2010--Charles River Laboratories International, Inc. (NYSE: CRL) today reported its results for the fourth-quarter and full-year 2009 and provided guidance for 2010. For the quarter, net sales decreased 5.2% to $295.4 million from $311.4 million in the fourth quarter of 2008. The decrease was net of a foreign currency translation benefit of 3.8%. Higher sales for the Research Models and Services (RMS) segment were offset by lower sales for the Preclinical Services (PCS) segment.

On a GAAP basis, net income for the fourth quarter of 2009 was $17.6 million, or $0.27 per diluted share, compared to a net loss of $663.2 million, or $9.93 per diluted share, for the fourth quarter of 2008. The prior-year results included a non-cash goodwill impairment of $700.0 million, or $10.43 per diluted share, in connection with management’s annual assessment of goodwill on its balance sheet.

On a non-GAAP basis, net income was $32.0 million for the fourth quarter of 2009, compared to $39.7 million for the same period in 2008, a decrease of 19.4%. Fourth-quarter diluted earnings per share on a non-GAAP basis were $0.49, a decrease of 16.9% compared to $0.59 per share in the fourth quarter of 2008. Both the GAAP and non-GAAP results in the fourth quarter of 2009 were impacted primarily by lower sales volume, offset in part by cost-savings actions implemented throughout the year.

James C. Foster, Chairman, President and Chief Executive Officer, said, “Our results for 2009 reflected a very challenging environment, which we weathered through a focus on stringent cost control and realignment of our business to enhance our support of our clients. Our better-than-expected fourth-quarter performance improves our level of confidence that the market has stabilized, and based on strong preclinical bookings for the first quarter of 2010 and early positive indicators for the second quarter, we believe we are starting to see our clients reinvigorate their late discovery and early development efforts. Therefore, we anticipate improvement in demand for our broad portfolio of essential products and services in 2010, and as the year progresses, sales and earnings growth.”

Fourth-Quarter Segment Results

Research Models and Services (RMS)

Sales for the RMS segment were $169.4 million in the fourth quarter of 2009, an increase of 10.9% from $152.8 million in the fourth quarter of 2008. Foreign currency translation contributed 5.0% to the sales growth rate. Growth was driven by higher sales of research models in all geographic locales, as well as the acquisitions of Piedmont and Cerebricon, which were completed on May 1 and July 31, 2009, respectively.

In the fourth quarter of 2009, the RMS segment’s GAAP operating margin was 28.8% compared to 26.2% in the fourth quarter of 2008. On a non-GAAP basis, the operating margin was 30.1% compared to 27.3% for the same period in the prior year. The margin increase was primarily the result of higher research model sales.

Preclinical Services (PCS)

Fourth-quarter 2009 net sales for the PCS segment were $125.9 million, a decrease of 20.6% from $158.6 million in the fourth quarter of 2008. The PCS sales decline was due primarily to lower market demand from pharmaceutical and biotechnology companies, partially offset by the positive effect of foreign currency translation, which increased the growth rate by 2.6%.

On a non-GAAP basis, the PCS operating margin declined to 10.5% from 18.2% in the fourth quarter of 2008. The non-GAAP operating margin decline was due primarily to lower sales, partially offset by cost savings. The fourth-quarter GAAP operating margin was 0.2%, compared to (428.1%) in the fourth quarter of 2008, which included the goodwill impairment.

Full-Year Results

For 2009, net sales decreased by 10.5% to $1.2 billion, from $1.3 billion in 2008. Foreign currency translation decreased the sales growth rate by 2.3%.

On a GAAP basis, net income for 2009 was $114.4 million, or $1.74 per diluted share, compared to a net loss of $524.5 million in 2008, or $7.80 per diluted share, including the goodwill impairment of $700.0 million, or $10.36 per diluted share.

On a non-GAAP basis, net income for 2009 was $155.9 million, or $2.38 per diluted share, compared to $199.8 million, or $2.89 per diluted share, for 2008.

Research Models and Services (RMS)

For 2009, RMS net sales were $659.9 million, unchanged from net sales of $659.9 million in 2008. Sales growth resulting from the acquisitions of MIR (September 15, 2008), Piedmont and Cerebricon was offset by softer demand for products and services, a 1.3% negative impact from foreign currency translation and the divestiture of the Vaccine business in Mexico. The RMS segment’s GAAP operating margin was 29.3% in 2009, compared to 30.1% for 2008. On a non-GAAP basis, the operating margin was 30.9% compared to 30.8% in 2008. The slight non-GAAP margin increase was due primarily to cost savings.

Preclinical Services (PCS)

For 2009, PCS net sales were $542.6 million, a decrease of 20.6% from net sales of $683.6 million in 2008. The decrease was due primarily to lower demand for preclinical services, the negative effect of foreign currency translation, which reduced sales by 3.2%, and the sale of the Phase I clinic in Scotland, partially offset by the acquisition of NewLabs (September 9, 2008). On a non-GAAP basis, the operating margin was 14.4% in 2009, compared to 19.9% in 2008. The margin decline was the result of lower sales and additional costs associated with the start-up of the new preclinical facilities in Sherbrooke and China, partially offset by cost savings. The 2009 GAAP operating margin was 6.8%, compared to (87.3%) in 2008, which included the goodwill impairment.

Items Excluded from Non-GAAP Results

Items excluded from non-GAAP results in the fourth quarter of 2009 and 2008 were as follows:

($ in millions)	4Q09	4Q08
Amortization of intangible assets	$7.1	$7.5
Severance related to cost-savings actions	5.4	--
Goodwill impairment	--	700.0
Impairment and other charges (1)	1.8	2.5
Operating losses for PCS Arkansas and clinical Phase I Scotland	0.8	--
Costs associated with evaluation of acquisitions	1.8	--
Convertible debt accounting	3.1	2.3
Massachusetts tax law change	--	1.9
Reduction of tax benefits – PCS-Massachusetts	0.7	--
Tax benefit of repatriation	--	(4.0)

(1) In the fourth quarter of 2009, these items were related primarily to asset impairments associated with certain RMS and PCS facilities which are no longer in use. In the fourth quarter of 2008, these items were related primarily to Company’s divestiture of its Vaccine business in Mexico and closure of its RMS facility in Hungary.

Items excluded from non-GAAP results in 2009 and 2008 were as follows:

($ in millions)	FY2009	FY2008
Amortization of intangible assets	$28.4	$30.3
Severance related to cost-savings actions	16.6	--
Goodwill impairment	--	700.0
Impairment and other charges (1)	5.4	6.7
Operating losses for PCS Arkansas and clinical Phase I Scotland	4.7	--
Costs associated with evaluation of acquisitions	3.2	1.1
Gain on U.S. pension curtailment	--	(3.3)
Gain on the sale of U.K. real estate	(0.8)	--
Convertible debt accounting	11.1	8.4
Deferred tax revaluation	--	0.8
Massachusetts tax law change	--	1.9
Reduction of tax benefits – PCS-Massachusetts	0.7
Tax benefit of repatriation	(1.1)	(4.0)

(1) In 2009, these items were related primarily to an asset impairment charge and costs associated with the Company’s planned disposition of its PCS facility in Arkansas and the divestiture of its clinical Phase I business in Scotland, as well as additional miscellaneous expenses. In 2008, these items were related primarily to the Company’s disposition of its legacy PCS facility in Worcester, Massachusetts and the divestiture of its Vaccine business in Mexico, severance related to cost-savings actions and advisory fees in connection with repatriation of accumulated foreign earnings.

2010 Guidance

The Company is providing the following guidance for 2010, which is based on current foreign exchange rates. This guidance is based on the assumption that the market for outsourced preclinical services will begin to improve in the second quarter of 2010, as pharmaceutical and biotechnology clients re-emphasize discovery and early development of new therapies, and increase their use of outsourced services. The guidance also assumes that non-GAAP earnings per share for the first quarter of 2010 will be below the fourth quarter of 2009, and that the business will trend stronger in the second half of the year. The sales guidance is net of an approximate 1% benefit from foreign currency translation.

2010 GUIDANCE
Net sales growth	Low single digits
GAAP EPS estimate	$1.57 - $1.77
Amortization of intangible assets	$0.30
Charges and losses associated with suspension of operations at PCS-Massachusetts	$0.20
Convertible debt accounting	$0.13
Non-GAAP EPS estimate	$2.20 - $2.40

Webcast

Charles River Laboratories has scheduled a live webcast on Tuesday, February 9, at 8:30 a.m. ET to discuss matters relating to this press release. To participate, please go to ir.criver.com and select the webcast link. You can also find the associated slide presentation and reconciliations of non-GAAP financial measures to comparable GAAP financial measures on the website.

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures, such as non-GAAP earnings per diluted share, which exclude the non-cash goodwill impairment in the fourth quarter of 2008, amortization of intangible assets and other charges related to our acquisitions, charges related to the dispositions of our clinical Phase I business in Scotland and our legacy preclinical facility in Worcester, Massachusetts, our Vaccine business in Mexico and our RMS facility in Hungary, expenses associated with evaluating acquisitions, the gain on the curtailment of our U.S. defined benefit plan in 2008, income from tax settlements related to our discontinued operations, the gain on the sale of real estate in the U.K., charges in connection with a deferred tax revaluation, a benefit in connection with cash repatriation activities, operating losses attributable to our businesses we closing or divesting, severance costs associated with our cost-saving actions, the loss of tax benefits due to the suspension of operations at PCS Massachusetts, and the additional interest recorded as a result of the adoption of a newly issued accounting standard related to our convertible debt accounting. We exclude these items from the non-GAAP financial measures because they are outside our normal operations. There are limitations in using non-GAAP financial measures, as they are not prepared in accordance with generally accepted accounting principles, and may be different than non-GAAP financial measures used by other companies. In particular, we believe that the inclusion of supplementary non-GAAP financial measures in this press release helps investors to gain a meaningful understanding of our core operating results and future prospects without the effect of these charges, and is consistent with how management measures and forecasts the Company's performance, especially when comparing such results to prior periods or forecasts. We believe that the financial impact of our acquisitions and dispositions (and in certain cases, the evaluation of such transactions, whether or not ultimately consummated) is often large relative to our overall financial performance, which can adversely affect the comparability of our results on a period-to-period basis. In addition, certain activities, such as business acquisitions, happen infrequently and irregularly and the underlying costs associated with such activities do not necessarily recur on a regular basis. We believe the costs associated with our PCS Massachusetts facility are unique given the temporary suspension of operations at that site and aggregate magnitude of the related charges and expenses. We believe that the additional non-cash accounting expenses that we began to incur as a result of the change in accounting for convertible debt instruments does not reflect the cash interest expense to the Company. Non-GAAP results also allow investors to compare the Company’s operations against the financial results of other companies in the industry who similarly provide non-GAAP results. The non-GAAP financial measures included in this press release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. The Company intends to continue to assess the potential value of reporting non-GAAP results consistent with applicable rules and regulations. Reconciliations of the non-GAAP financial measures used in this press release to the most directly comparable GAAP financial measures are set forth in the text of this press release, and can also be found on the Company’s website at ir.criver.com.

Caution Concerning Forward-Looking Statements

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “will,” “may,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements also include statements regarding our projected 2010 sales and earnings; the future demand for drug discovery and development products and services (particularly in light of the challenging economic environment), including the outsourcing of these services and present spending trends by our customers; and Charles River’s future performance as delineated in our forward-looking guidance, and particularly our expectations with respect to sales and foreign exchange impact. Forward-looking statements are based on Charles River’s current expectations and beliefs, and involve a number of risks and uncertainties that are difficult to predict and that could cause actual results to differ materially from those stated or implied by the forward-looking statements. Those risks and uncertainties include, but are not limited to: the ability to successfully integrate businesses we acquire; negative trends in research and development spending, negative trends in the level of outsourced services, or other cost reduction actions by our customers; the ability to convert backlog to sales; special interest groups; contaminations; industry trends; new displacement technologies; USDA and FDA regulations; changes in law; continued availability of products and supplies; loss of key personnel; interest rate and foreign currency exchange rate fluctuations; changes in tax regulation and laws; changes in generally accepted accounting principles; and any changes in business, political, or economic conditions due to the threat of future terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas. A further description of these risks, uncertainties, and other matters can be found in the Risk Factors detailed in Charles River's Annual Report on Form 10-K as filed on February 23, 2009, as well as other filings we make with the Securities and Exchange Commission. Because forward-looking statements involve risks and uncertainties, actual results and events may differ materially from results and events currently expected by Charles River, and Charles River assumes no obligation and expressly disclaims any duty to update information contained in this news release except as required by law.

About Charles River

Accelerating Drug Development. Exactly. Charles River provides essential products and services to help pharmaceutical and biotechnology companies, government agencies and leading academic institutions around the globe accelerate their research and drug development efforts. Our approximately 8,000 employees worldwide are focused on providing clients with exactly what they need to improve and expedite the discovery, development through first-in-human evaluation, and safe manufacture of new therapies for the patients who need them. To learn more about our unique portfolio and breadth of services, visit www.criver.com.

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(dollars in thousands, except for per share data)

	Three Months Ended		Twelve Months Ended
	December 26, 2009	December 27, 2008	December 26, 2009	December 27, 2008

Total net sales	$295,381	$311,447	$1,202,551	$1,343,493
Cost of products sold and services provided	195,260	199,372	773,183	832,784
Gross margin	100,121	112,075	429,368	510,709
Selling, general and administrative	61,106	55,379	233,995	230,266
Goodwill impairment	-	700,000	-	700,000
Amortization of intangibles	7,091	7,532	28,447	30,312
Operating income	31,924	(650,836)	166,926	(449,869)
Interest income (expense)	(5,071)	(4,433)	(19,905)	(13,643)
Other income (expense)	(498)	(3,429)	2,086	(5,930)
Income from continuing operations before income taxes	26,355	(658,698)	149,107	(469,442)
Provision for income taxes	9,037	5,275	39,725	56,174
Income from continuing operations, net of tax	17,318	(663,973)	109,382	(525,616)
Discontinued operations, net of tax	(231)	424	3,220	424
Net income	17,087	(663,549)	112,602	(525,192)
Noncontrolling interests	482	351	1,839	687
Net income attributable to common shareowners	$17,569	$(663,198)	$114,441	$(524,505)

Earnings per common share
Basic:
Continuing operations	$0.27	$(9.93)	$1.70	$(7.80)
Discontinued operations	$-	$0.01	$0.05	$0.01
Net	$0.27	$(9.93)	$1.75	$(7.80)
Diluted:
Continuing operations	$0.27	$(9.93)	$1.69	$(7.80)
Discontinued operations	$-	$0.01	$0.05	$0.01
Net	$0.27	$(9.93)	$1.74	$(7.80)

Weighted average number of common shares outstanding
Basic	65,038,579	66,815,252	65,366,319	67,273,748
Diluted	65,624,186	66,815,252	65,635,895	67,273,748

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(dollars in thousands)

	December 26, 2009	December 27, 2008
Assets
Current assets
Cash and cash equivalents	$182,574	$243,592
Trade receivables, net	196,947	210,214
Inventories	102,723	96,882
Other current assets	113,357	67,451
Total current assets	595,601	618,139
Property, plant and equipment, net	865,743	837,246
Goodwill, net	508,235	457,578
Other intangibles, net	160,292	136,100
Deferred tax asset	18,978	37,348
Other assets	55,244	55,002
Total assets	$2,204,093	$2,141,413

Liabilities and Equity
Current liabilities
Current portion of long-term debt & capital leases	$35,413	$35,452
Accounts payable	31,232	40,517
Accrued compensation	45,522	54,870
Deferred revenue	72,390	86,707
Accrued liabilities	49,997	60,741
Other current liabilities	15,219	22,711
Total current liabilities	249,773	300,998
Long-term debt & capital leases	457,419	479,880
Other long-term liabilities	123,077	118,827
Total liabilities	830,269	899,705
Total equity	1,373,824	1,241,708
Total liabilities and equity	$2,204,093	$2,141,413

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
SELECTED BUSINESS SEGMENT INFORMATION (UNAUDITED)
(dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 26, 2009	December 27, 2008	December 26, 2009	December 27, 2008
Research Models and Services
Net sales	$169,444	$152,841	$659,929	$659,941
Gross margin	70,528	61,141	278,670	284,639
Gross margin as a % of net sales	41.6%	40.0%	42.2%	43.1%
Operating income	48,880	40,011	193,349	198,696
Operating income as a % of net sales	28.8%	26.2%	29.3%	30.1%
Depreciation and amortization	8,433	7,488	33,501	28,239
Capital expenditures	8,995	14,552	31,859	61,878

Preclinical Services
Net sales	$125,937	$158,606	$542,622	$683,552
Gross margin	29,593	50,934	150,698	226,070
Gross margin as a % of net sales	23.5%	32.1%	27.8%	33.1%
Operating income	201	(678,944)	37,127	(596,437)
Operating income as a % of net sales	0.2%	-428.1%	6.8%	-87.3%
Depreciation and amortization	15,412	15,445	60,052	63,051
Capital expenditures	7,490	33,080	48,153	137,980

Unallocated Corporate Overhead	$(17,157)	$(11,903)	$(63,550)	$(52,128)

Total
Net sales	$295,381	$311,447	$1,202,551	$1,343,493
Gross margin	100,121	112,075	429,368	510,709
Gross margin as a % of net sales	33.9%	36.0%	35.7%	38.0%
Operating income	31,924	(650,836)	166,926	(449,869)
Operating income as a % of net sales	10.8%	-209.0%	13.9%	-33.5%
Depreciation and amortization	23,845	22,933	93,553	91,290
Capital expenditures	16,485	47,632	80,012	199,858

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
RECONCILIATION OF GAAP TO NON-GAAP
SELECTED BUSINESS SEGMENT INFORMATION (UNAUDITED) (1)
(dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 26, 2009	December 27, 2008	December 26, 2009	December 27, 2008
Research Models and Services
Net sales	$169,444	$152,841	$659,929	$659,941
Operating income	48,880	40,011	193,349	198,696
Operating income as a % of net sales	28.8%	26.2%	29.3%	30.1%
Add back:
Amortization related to acquisitions	1,320	872	6,303	2,602
Severance	383	-	3,997	-
Impairment and other charges (2)	357	901	357	1,850
Operating income, excluding specified charges (Non-GAAP)	$50,940	$41,784	$204,006	$203,148
Non-GAAP operating income as a % of net sales	30.1%	27.3%	30.9%	30.8%

Preclinical Services
Net sales	$125,937	$158,606	$542,622	$683,552
Operating income	201	(678,944)	37,127	(596,437)
Operating income as a % of net sales	0.2%	-428.1%	6.8%	-87.3%
Add back:
Amortization related to acquisitions	5,771	6,660	22,145	27,710
Severance	4,991	-	10,014
Goodwill impairment	-	700,000	-	700,000
Impairment and other charges (2)	1,402	1,190	4,846	4,423
Operating losses for PCS Arkansas and Phase 1 Scotland	808	-	4,654	-
Gain on sale of UK real estate	(12)	-	(839)	-
Operating income, excluding specified charges (Non-GAAP)	$13,161	$28,906	$77,947	$135,696
Non-GAAP operating income as a % of net sales	10.5%	18.2%	14.4%	19.9%

Unallocated Corporate Overhead	$(17,157)	$(11,903)	$(63,550)	$(52,128)
Add back:
Severance	-	-	2,625	-
Impairment and other charges (2)	4	416	198	416
Costs associated with the evaluation of acquisitions	1,830	-	3,246	1,125
U.S. pension curtailment	-	-	-	(3,276)
Convertible debt accounting (3)	54	40	204	107
Unallocated corporate overhead, excluding specified charges (Non-GAAP)	$(15,269)	$(11,447)	$(57,277)	$(53,756)

Total
Net sales	$295,381	$311,447	$1,202,551	$1,343,493
Operating income	31,924	(650,836)	166,926	(449,869)
Operating income as a % of net sales	10.8%	-209.0%	13.9%	-33.5%
Add back:
Amortization related to acquisitions	7,091	7,532	28,448	30,312
Severance	5,374	-	16,636	-
Goodwill impairment	-	700,000	-	700,000
Impairment and other charges (2)	1,763	2,507	5,401	6,689
Operating losses for PCS Arkansas and Phase 1 Scotland	808	-	4,654	-
Costs associated with the evaluation of acquisitions	1,830	-	3,246	1,125
U.S. pension curtailment	-	-	-	(3,276)
Gain on sale of UK real estate	(12)	-	(839)	-
Convertible debt accounting (3)	54	40	204	107
Operating income, excluding specified charges (Non-GAAP)	$48,832	$59,243	$224,676	$285,088
Non-GAAP operating income as a % of net sales	16.5%	19.0%	18.7%	21.2%
(1)	Charles River management believes that supplementary non-GAAP financial measures provide useful information to allow investors to gain a meaningful understanding of our core operating results and future prospects, without the effect of one-time charges and other items which are outside our normal operations, consistent with the manner in which management measures and forecasts the Company’s performance. The supplementary non-GAAP financial measures included are not meant to be considered superior to, or a substitute for results of operations prepared in accordance with GAAP. The Company intends to continue to assess the potential value of reporting non-GAAP results consistent with applicable rules, regulations and guidance.

(2)	For the three months ended December 26, 2009 these items primarily related to asset impairments associated with certain of the Company's RMS and PCS facilities. For the twelve months ended December 26, 2009 these items related primarily to an asset impairment charge and costs associated with the Company's planned disposition of its PCS facility in Arkansas and the divesture of its clinical Phase I business in Scotland, as well as miscellaneous expenses. For the three and twelve months ended December 27, 2008, these items primarily related to the Company's disposition of its legacy PCS facility in Worcester, Massachusetts and the divesture of its Vaccine business (RMS) in Mexico, severance related to cost-savings actions and advisory fees in connection with repatriation of accumulated foreign earnings.

(3)	2009 and 2008 include the impact of new convertible debt accounting, which increased depreciation expense.

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
RECONCILIATION OF GAAP EARNINGS TO NON-GAAP EARNINGS (1)
(dollars in thousands, except for per share data)

	Three Months Ended		Twelve Months Ended
	December 26, 2009	December 27, 2008	December 26, 2009	December 27, 2008

Net income attributable to common shareholders	$17,569	$(663,198)	$114,441	$(524,505)
Less: Discontinued operations	231	(424)	(3,220)	(424)
Net income from continuing operations	17,800	(663,622)	111,221	(524,929)
Add back:
Amortization related to acquisitions	7,091	7,532	28,448	30,312
Severance	5,374	-	16,636	-
Goodwill impairment	-	700,000	-	700,000
Impairment and other charges (2)	1,763	2,507	5,401	6,689
Operating losses for PCS Arkansas and Phase 1 Scotland	808	-	4,654	-
Costs associated with the evaluation of acquisitions	1,830	-	3,246	1,125
U.S. pension curtailment	-	-	-	(3,276)
Gain on sale of UK real estate	(12)	-	(839)	-
Convertible debt accounting, net (3)	3,106	2,318	11,106	8,432
Deferred tax revaluation	-	-	-	763
Tax effect of goodwill impairment	-	(2,897)	-	(2,897)
Massachusetts tax law change	-	1,897	-	1,897
Reduction of tax benefits – PCS Massachusetts	719	-	719	-
Tax benefit of repatriation	-	(4,045)	(1,084)	(4,045)
Tax effect	(6,493)	(4,025)	(23,583)	(14,302)
Net income, excluding specified charges (Non-GAAP)	$31,986	$39,665	$155,925	$199,769

Weighted average shares outstanding - Basic	65,038,579	66,815,252	65,366,319	67,273,748
Effect of dilutive securities:
2.25% senior convertible debentures	-	-	-	776,387
Stock options and contingently issued restricted stock	585,593	185,968	267,650	1,009,781
Warrants	14	3,510	1,926	87,420
Weighted average shares outstanding - Diluted	65,624,186	67,004,730	65,635,895	69,147,336

Basic earnings per share	$0.27	$(9.93)	$1.75	$(7.80)
Diluted earnings per share	$0.27	$(9.93)	$1.74	$(7.80)

Basic earnings per share, excluding specified charges (Non-GAAP)	$0.49	$0.59	$2.39	$2.97
Diluted earnings per share, excluding specified charges (Non-GAAP)	$0.49	$0.59	$2.38	$2.89

(1)	Charles River management believes that supplementary non-GAAP financial measures provide useful information to allow investors to gain a meaningful understanding of our core operating results and future prospects, without the effect of one-time charges and other items which are outside our normal operations, consistent with the manner in which management measures and forecasts the Company’s performance. The supplementary non-GAAP financial measures included are not meant to be considered superior to, or a substitute for results of operations prepared in accordance with GAAP. The Company intends to continue to assess the potential value of reporting non-GAAP results consistent with applicable rules, regulations and guidance.

(2)	For the three months ended December 26, 2009 these items primarily related to asset impairments associated with certain of the Company's RMS and PCS facilities. For the twelve months ended December 26, 2009 these items related primarily to an asset impairment charge and costs associated with the Company's planned disposition of its PCS facility in Arkansas and the divesture of its clinical Phase I business in Scotland, as well as miscellaneous expenses. For the three and twelve months ended December 27, 2008, these items primarily related to the Company's disposition of its legacy PCS facility in Worcester, Massachusetts and the divesture of its Vaccine business (RMS) in Mexico, severance related to cost-savings actions and advisory fees in connection with repatriation of accumulated foreign earnings.

(3)	The three and twelve months ended December 26, 2009 include the impact of new convertible debt accounting, which increased interest expense by $3,063 and $11,892, capitalized interest by $11 and $990 and depreciation expense by $54 and $204, respectively. The three and twelve months ended December 27, 2008 have been restated to include the impact of new convertible debt accounting, which increased interest expense by $2,860 and $11,102, capitalized interest by $581 and $2,776 and depreciation expense by $39 and $106, respectively.

CONTACT:
Charles River Laboratories International, Inc.
Investor Contact:
Susan E. Hardy, 781-222-6190
Corporate Vice President, Investor Relations
or
Media Contact:
Amy Cianciaruso, 781-222-6168
Associate Director, Public Relations